Exhibit 10.1

AMENDMENT NUMBER TWO TO THE

SUNTRUST BANKS, INC.

DEFERRED COMPENSATION PLAN

The SunTrust Banks, Inc. Deferred Compensation Plan, effective October 1, 1999 (the “Deferral Plan”), is amended as set forth below, effective as of July 1, 2007, unless otherwise provided:

1.	Paragraph 1 is amended by adding the following new definitions:

“Retirement Plan” means the SunTrust Banks, Inc. Retirement Plan, as amended from time to time.

“Retirement” means a Participant’s separation from service after attaining age 55 and five (5) Years of Service.

“Years of Service” means a year of service for vesting purposes, including all years of service prior to and after the effective date of the Deferral Plan, as determined under the Retirement Plan.

2.	Paragraph 5.2 is revised to read as follows:

5.2	Exception. If a Participant’s Account consists of an Award that is subject to a vesting period (as defined in the Eligible Plan), and the Participant terminates employment with the Corporation and its Affiliates for any reason prior to meeting the vesting requirements for such Award, then that portion of his Account that is not vested, and the earnings on such nonvested portion shall be forfeited and deducted from the Participant’s Account. Notwithstanding the foregoing: (1) an Eligible Plan may provide that the nonvested portion of a Participant’s Account shall not be forfeited if the Participant is terminated without Cause within three years following a Change in Control, and, in such case, the provisions of Section 9 of this Deferral Plan shall control unless the Eligible Plan provides otherwise; and (2) upon a Participant’s death, Total Disability, Retirement or involuntary termination of employment resulting in the Participant’s eligibility to receive benefits under the SunTrust Banks, Inc. Severance Pay Plan (disregarding for purposes of determining eligibility, the Participant’s eligibility to receive severance benefits under another severance plan or individual agreement maintained by the Corporation or an Affiliate), the Participant’s nonvested Account balance shall fully vest as of the date that forfeiture would otherwise occur. The second clause of the preceding sentence shall apply to each Eligible Plan having any nonvested mandatory deferrals after June 30, 2007, unless an Eligible Plan specifically provides one or all of the events described in the second clause shall not result in full vesting.

3.	Section 6.9 is revised to read as follows:

Distribution of Mandatory Deferrals. If a Participant’s Account contains a mandatory deferral Award, the vested portion of each mandatory deferral Award shall be paid in a lump sum upon the earlier of: (a) the specified date(s) set forth in the Eligible Plan; or (b) the Participant’s Separation from Service (as defined in Code section 409A). In the event the Participant’s Separation from Service occurs before a specified date set forth in the Eligible Plan, the lump sum payment shall be made in the first quarter of the calendar year immediately following the year of the Participant’s Separation from Service. Notwithstanding the foregoing, distributions may not be made to a Specified Employee, determined in accordance with Code section 409A, upon a Separation from Service before the date which is six months after the date of the Specified Employee’s Separation from Service (of, if earlier, the date of death of the Specified Employee).